As filed with the U.S. Securities and Exchange Commission on December 6, 2024.

Registration No. 333-281783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

AMENDMENT NO. 4
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

Park Ha Biological Technology Co., Ltd.
(Exact name of registrant as specified in its charter)

________________________

Not Applicable
(Translation of Registrant’s Name into English)

________________________

Cayman Islands	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

901 & 901-2, Building C
Phase 2, Wuxi International Life Science Innovation Campus
196 Jinghui East Road

Xinwu District, Wuxi, Jiangsu Province
People’s Republic of China 214000
+86 400 012 7562
(Address, including zip code, and telephone number, including area code, of principal executive offices)

________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Grace Bai, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Telephone: +1 (212) 588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: +1 (212) 530 2206

________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 (the “Amendment No. 4”) to the Registration Statement on Form F-1 (File No. 333-281783) of Park Ha Biological Technology Co., Ltd. is being filed for the purpose of filing Exhibits 23.1, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. This Amendment No. 4 consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides that every director, alternate director or officer shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any expenses, including legal costs, incurred by an existing or former director, alternate director or officer in defending any legal, administrative or investigative proceedings in respect of any matter identified above on the condition that such person must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify such person/s for the relevant expenses.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 901 of Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, or Section 4(a)(2) under the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

On October 11, 2022, we issued 5,000,000 Ordinary Shares in connection with the incorporation of the Company pursuant to the exemptions from registration under Rule 901 of Regulation S and Section 4(a)(2) under the Securities Act.

On June 29, 2024, the Company effected a forward split of our Ordinary Shares at a ratio of 1-for-5. As a result, as of the date of this prospectus, we are authorized to issue 2,500,000,000 Ordinary Shares and we have 25,000,000 Ordinary Shares issued and outstanding.

The details of the above-mentioned issuance are as follows:

Shareholders	Date of Issuance	Number of Securities (adjusted to reflect the 1-5 forward split)	Consideration
Harneys Fiduciary (Cayman) Limited*	October 11, 2022	1	US$ 0.0001
Xiaoqiu Holdings Limited	October 11, 2022	19,050,000	US$ 381
Changxin International Limited Partnership	October 11, 2022	2,500,000	US$ 50
Jinling International Holdings Limited	October 11, 2022	1,125,000	US$ 24
Mengqi Holding Ltd.	October 11, 2022	1,200,000	US$ 22.5
Yangjie International Holding Ltd.	October 11, 2022	1,125,000	US$ 22.5

____________

*        On October 11, 2022, Harneys Fiduciary transferred 1 share to Xiaoqiu Holdings Limited. pursuant to Section 4(a)(1) of the Securities Act, for transactions by persons other than an issuer, underwriter, or dealer.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See “Exhibit Index” beginning on page II-4 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, as required by Item 512(a)(2) of Regulation S-K.

(4)    That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, as required by Item 512(a)(3) of Regulation S-K.

(7)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering, as required by Item 512(a)(4) of Regulation S-K.

Park Ha Biological Technology Co., Ltd.

Exhibit Index

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Amended and restated Memorandum and Articles of Association
4.1†	Specimen Certificate for ordinary shares
5.1†	Opinion of Mourant Ozannes (Cayman) LLP regarding the validity of the Ordinary Shares being registered
8.1†	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1†	Form of Lock-Up Agreement (included in Exhibit 1.1)
10.2†	Employment Agreement between the Chief Executive Officer, Xiaoqiu Zhang, and the Company, dated July 8, 2024
10.3†	Employment Agreement between the Chief Financial Officer, Xiaoyan Zhu, and the Company, dated July 8, 2024
10.4†	English Translation of Form of Franchisee Agreement between the Company and our Franchisee
10.5†	English Translation of Technology Service Agreement between the Company and Jiangnan University, dated May 17, 2022
10.6†	English Translation of Supplemental Technology Service Agreement between the Company and Jiangnan University, dated May 6, 2024
10.7†	English Translation of Form of Agreement of Commissioned Processing with Third-Party Manufacturers
10.8†	English Translation of Office Lease by and between Wuxi Xinzhan Enterprise Management Consulting Co., Ltd. and Wuxi Life Science Industry Development Co Ltd., dated May 13, 2024
10.9†	English Translation of Office Lease by and between Jiangsu Park Ha Biological Technology Co., Ltd. and Wuxi Life Science Industry Development Co Ltd., dated May 13, 2024
10.10†	English Translation of Office Lease by and between Jiangsu Park Ha Biological Technology Co., Ltd. and Wuxi Bonan Real Estate Co., Ltd. dated March 1, 2021
10.11†	English Translation of Office Lease by and between Shanghai Park Ha Industrial Development Co., Ltd. and Shanghai Baoshan District Youyi Road Street, Fortress Villagers Committee, dated April 20, 2022
10.12†	English Translation of Warehouse Lease by and between Jiangsu Park Ha Biological Technology Co., Ltd. and Xiao Cheng, dated November 10, 2021
10.13†	English Translation of Store Lease by and between Jiangsu Park Ha Biological Technology Co., Ltd. and Wuxi Xinwu Wanda Plaza Co., Ltd., dated September 22, 2023
10.14†	English Translation of Store Lease by and between Jiangsu Park Ha Biological Technology Co., Ltd. and Wuxi Jinlun Chuanghui Business Management Co., LTD, dated November 1, 2021
10.15†	Employment Agreement between the Chief Technology Officer, Xinyu Li, and the Company, dated July 8, 2024
10.16†	Form of the Director Offer Letter by and between the Registrant and Independent Director Nominee
14.1†	Code of Business Conduct and Ethics of the Registrant
14.2†	Insider Trading Policies
14.3†	Executive Compensation Recovery Policy
21.1†	List of Subsidiaries
23.1*	Consent of WWC, P.C., Independent Registered Public Accounting Firm
23.2†	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
23.3†	Consent of Jiangsu Junjin Law Firm (included in Exhibits 8.1 and 99.1)
99.1†	Opinion of Jiangsu Junjin Law Firm, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters
99.2†	Audit Committee Charter
99.3†	Compensation Committee Charter
99.4†	Nomination Committee Charter
99.5†	Consent of Yanan Shan
99.6†	Consent of Qixiong Sheng
99.7†	Consent of Xiaozhong Yu
99.8†	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107†	Filing Fee Table

____________

*        Filed herewith.

†        Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jiangsu, China, on December 6, 2024.

Park Ha Biological Technology Co., Ltd.
By:	/s/ Xiaoqiu Zhang
Name:	Xiaoqiu Zhang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on December 6, 2024.

Signature	Title
/s/ Xiaoqiu Zhang	Chief Executive Officer and Director
Name: Xiaoqiu Zhang	(Principal Executive Officer)
/s/ Xiaoyan Zhu	Chief Financial Officer
Name: Xiaoyan Zhu	(Principal Accounting Officer)
/s/ Li Wang	Director
Name: Li Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on December 6, 2024.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.